Exhibit 99.1

Zumiez Inc. Announces Fiscal 2008 Second Quarter Results

2nd Quarter 2008 Net Sales Increased 12.5% to $92.3 Million

Comparable Store Sales Decreased 1.7% in Second Quarter

2nd Quarter 2008 Diluted Earnings Per Share was $0.09

EVERETT, Wash.--(BUSINESS WIRE)--Aug. 21, 2008--Zumiez Inc. (NASDAQ: ZUMZ) today reported results for the second quarter ended August 2, 2008.

Total net sales for the second quarter (13 weeks) ended August 2, 2008 increased by 12.5% to $92.3 million from $82.0 million reported in the second quarter ended August 4, 2007 (13 weeks). The company posted net income for the quarter of $2.7 million or $0.09 per diluted share versus $3.1 million or $0.11 per diluted share in the second quarter of the prior fiscal year. Comparable store sales decreased 1.7% for the second quarter of fiscal 2008 compared to an 11.6% increase in the second quarter of fiscal 2007.

Total net sales for the first six months (26 week period) of fiscal 2008 increased by 13.4% to $171.0 million from $150.8 million reported in the first six months of the prior year. The company posted net income of $4.1 million or $0.14 per diluted share in the first six months of 2008 versus $4.7 million or $0.16 per diluted share in the prior year. Comparable store sales decreased 1.3% for the first six months of fiscal 2008 compared to an increase of 11.4% for the first six months of fiscal 2007.

Net cash provided by operating activities in the first half of fiscal 2008 was $15.7 million compared to net cash used in operating activities of $6.7 million in the first half of fiscal 2007, driven largely by favorable changes in working capital.

Rick Brooks, President and Chief Executive Officer of Zumiez Inc., stated: “We continue to make positive strides in our ongoing efforts to give our customers a unique specialty retail experience, while controlling costs and effectively managing inventories during this very difficult operating environment. Due to this focus, we exceeded our earnings projection for the first six months of this year. We have opened 39 stores this year and continue to make the investments necessary to build the Zumiez chain to our goal of 800 stores.”

2008 Outlook

Mr. Brooks continued “That said, the macro environment remains challenging and retailers are becoming increasingly promotional. Therefore, we believe it is prudent to adopt a more conservative outlook for the back half of the year.” The company now expects diluted earnings per share of approximately $0.80 to $0.82 for fiscal 2008, compared to its previous expectation for diluted earnings per share of approximately $0.90 to $0.93. This guidance is based on anticipated square footage growth of approximately 20% and on a mid single digit to low single digit comparable store sales decline for the second half of fiscal 2008. Weighted average diluted shares for the fiscal year are expected to be approximately 29,600,000.

This guidance is based on our current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes there to be a reasonable basis for these forward-looking statements, it can give no assurance that its expectations will prove to be correct. The company reminds investors of the difficulty of accurately assessing future growth given the unpredictability of fashion trends and consumer preferences, boardsports’ popularity and participation rates, general economic conditions, weather, and other business variables and risks.

A conference call will be held today to discuss second quarter results and will be webcast at 5:00 p.m. ET on http://ir.zumiez.com. Participants may also dial (866) 770-7120 or (617) 213-8065 (international) followed by the conference identification code of 87898431. Telephonic participants can reduce pre-call hold time by registering for the conference in advance via the following link:

www.theconferencingservice.com/prereg/key.process?key=PC6HJDCWW

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of August 2, 2008 we operate 324 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company’s quarterly report on Form 10-Q for the quarter ended May 3, 2008 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended
	August 2,		August 4,
	2008	% of Sales	2007	% of Sales
Net sales	$92,258	100.0%	$81,974	100.0%
Cost of goods sold	62,155	67.4%	53,783	65.6%
Gross profit	30,103	32.6%	28,191	34.4%

Selling, general and administrative expenses	26,191	28.4%	23,489	28.7%
Operating profit	3,912	4.2%	4,702	5.7%

Interest income, net	495	0.6%	327	0.4%
Earnings before income taxes	4,407	4.8%	5,029	6.1%

Provision for income taxes	1,680	1.8%	1,911	2.3%

Net income	$2,727	3.0%	$3,118	3.8%

Basic net income per share	$0.09		$0.11

Diluted net income per share	$0.09		$0.11

Weighted average shares used in computation of earnings per share:
Basic	29,072,536		28,540,326

Diluted	29,378,589		29,186,270

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) (Unaudited)

	Six Months Ended
	August 2,		August 4,
	2008	% of Sales	2007	% of Sales
Net sales	$170,960	100.0%	$150,765	100.0%
Cost of goods sold	116,297	68.0%	100,853	66.9%
Gross profit	54,663	32.0%	49,912	33.1%

Selling, general and administrative expenses	49,125	28.7%	43,027	28.5%
Operating profit	5,538	3.3%	6,885	4.6%

Interest income, net	1,084	0.6%	753	0.5%
Other expense	-	-	(1)	-
Earnings before income taxes	6,622	3.9%	7,637	5.1%

Provision for income taxes	2,533	1.5%	2,902	2.0%

Net income	$4,089	2.4%	$4,735	3.1%

Basic net income per share	$0.14		$0.17

Diluted net income per share	$0.14		$0.16

Weighted average shares used in computation of earnings per share:
Basic	29,042,861		28,478,125

Diluted	29,374,015		29,094,234

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	August 2,	February 2,	August 4,
	2008	2008	2007
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$8,075	$11,945	$6,139
Marketable securities	58,516	64,587	27,283
Receivables	8,276	4,775	5,906
Income tax receivable	-	-	7,478
Inventory	72,080	48,721	61,803
Prepaid expenses and other	5,655	4,440	4,457
Deferred tax assets	3,267	1,089	1,900
Total current assets	155,869	135,557	114,966

Leasehold improvements and equipment, net	75,994	65,937	62,255
Goodwill	13,154	13,154	13,154
Marketable securities - long-term	1,847	-	-
Deferred tax assets	1,655	1,447	433
Total long-term assets	92,650	80,538	75,842

Total assets	$248,519	$216,095	$190,808

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$44,594	$19,672	$38,405
Book overdraft	2,201	7,384	-
Accrued payroll and payroll taxes	3,495	5,097	3,318
Income taxes payable	2,730	47	-
Current portion of deferred rent and tenant allowances	2,631	2,136	1,817
Other accrued liabilities	8,673	9,060	6,575
Total current liabilities	64,324	43,396	50,115

Long-term deferred rent and tenant allowances, less current portion	22,657	18,097	15,470
Deferred tax liabilities	-	-	-
Total long-term liabilities	22,657	18,097	15,470
Total liabilities	86,981	61,493	65,585
Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value, 40,000,000 shares authorized; none issued and outstanding	-	-	-
Common stock, no par value, 100,000,000 shares authorized; 29,399,608 shares issued and outstanding at August 2, 2008, 29,002,852 shares issued and outstanding at February 2, 2008 and 28,688,861 shares issued and outstanding at August 4, 2007.	72,544	69,297	60,983
Accumulated other comprehensive income (loss)	64	464	(10)
Retained earnings	88,930	84,841	64,250
Total shareholders’ equity	161,538	154,602	125,223

Total liabilities and shareholders’ equity	$248,519	$216,095	$190,808

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext. 1564
Chief Financial Officer
or
Integrated Corporate Relations
Chad Jacobs / Brendon Frey, 203-682-8200